CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2021	$3,000,000	$389.40

PROSPECTUS Dated November 16, 2017	Pricing Supplement No. 2,851 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-221595; 333-221595-01
Dated November 16, 2017	Dated November 21, 2019
Rule 424(b)(2)

$3,000,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered PLUS due May 26, 2021

Based on the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Humana Inc. and the Common Stock of Illinois Tool Works Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount. Instead, at maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the worst performing of the common stock of Bank of America Corporation, the common stock of Humana Inc. and the common stock of Illinois Tool Works Inc., which we refer to as Bank of America Stock, Humana Stock and Illinois Tool Works Stock, respectively, and collectively as the “underlying stocks.” At maturity, if the final share price of each underlying stock is greater than its respective initial share price, you will receive the stated principal amount of your investment plus leveraged upside performance of the worst performing underlying stock. If the final share price of any underlying stock is less than or equal to its respective initial share price, but the final share price of each underlying stock is greater than or equal to 80% of its respective initial share price, meaning that no underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%, you will receive the stated principal amount of your investment. However, if the final share price of any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%, you will be negatively exposed to the full amount of the percentage decline in the worst performing underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in any underlying stock by an amount greater than the buffer amount will result in a loss, and potentially a significant loss, of your investment even if the other underlying stocks have appreciated or have not declined as much. The Buffered PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the worst performing underlying stock. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Buffered PLUS is $1,000.

•	We will not pay interest on the Buffered PLUS.

•	At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold:

º	If the final share price of each underlying stock is greater than its respective initial share price: $1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock)

º	If the final share price of any underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to 80% of its respective initial share price, meaning that no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%: $1,000

º	If the final share price of any underlying stock is less than 80% of its respective initial share price, meaning that any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%: ($1,000 × share performance factor of the worst performing underlying stock) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

•	The leverage factor is 233%.

•	The buffer amount is 20%. As a result of the buffer amount of 20%, the price at or above which each of the underlying stocks must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows:

º	With respect to the Bank of America Stock, $26.272, which is 80% of its initial share price

º	With respect to the Humana Stock, $270.776, which is 80% of its initial share price

º	With respect to the Illinois Tool Works Stock, $138.096, which is 80% of its initial share price

•	The minimum payment at maturity is $200 per Buffered PLUS (20% of the stated principal amount).

•	The worst performing underlying stock is the underlying stock with the lowest share percent change.

•	The share percent change with respect to each underlying stock will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.

•	The share performance factor with respect to each underlying stock will be equal to (i) the final share price divided by (ii) the initial share price.

•	The initial share price with respect to each underlying stock is equal to the closing price of one share of such underlying stock on November 21, 2019, the day we priced the Buffered PLUS for initial sale to the public, which we refer to as the pricing date, and is as follows:

º	With respect to the Bank of America Stock, $32.84

º	With respect to the Humana Stock, $338.47

º	With respect to the Illinois Tool Works Stock, $172.62

•	The final share price with respect to each underlying stock will equal the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of May 21, 2021, which we refer to as the valuation date. The adjustment factor for each underlying stock will be initially set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.

•	Investing in the Buffered PLUS is not equivalent to investing in Bank of America Stock, Humana Stock or Illinois Tool Works Stock.

•	The Buffered PLUS will not be listed on any securities exchange.

•	The estimated value of the Buffered PLUS on the pricing date is $956.00 per Buffered PLUS. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the Buffered PLUS is 61769HS48 and the ISIN for the Buffered PLUS is US61769HS482.

You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information about the Buffered PLUS.”

The Buffered PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER BUFFERED PLUS

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Buffered PLUS	$1,000	$2.50	$997.50
Total	$3,000,000	$7,500	$2,992,500
(1)	The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “”Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Additional Information About the Buffered PLUS—Use of Proceeds and Hedging” on page PS-40.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered PLUS, see the section of this pricing supplement called “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Buffered PLUS:

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered PLUS due May 26, 2021 Based on the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Humana Inc. and the Common Stock of Illinois Tool Works Inc., which we refer to as the Buffered PLUS, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Buffered PLUS at maturity is based upon the worst performing of the common stock of Bank of America Corporation, the common stock of Humana Inc. and the common stock of Illinois Tool Works Inc., which we refer to as Bank of America Stock, Humana Stock and Illinois Tool Works Stock, respectively, and collectively as the “underlying stocks.” The Buffered PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the worst performing underlying stock. The Buffered PLUS provide a minimum payment at maturity of only 20% of the stated principal amount, and all payments on the Buffered PLUS are subject to our credit risk.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Buffered PLUS costs $1,000	We are offering Buffered PLUS due May 26, 2021, Based on the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Humana Inc. and the Common Stock of Illinois Tool Works Inc. (the “Buffered PLUS”). The stated principal amount and issue price of each Buffered PLUS is $1,000.

The original issue price of each Buffered PLUS includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date is $956.00.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount

Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount. If the final share price of any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%, you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in any underlying stock by an amount greater than the buffer amount will result in a loss, and potentially a significant loss, of your investment even if the other underlying stocks have appreciated or have not declined as much.

Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final share price of each underlying stock, as compared to its initial share price, determined as follows:

•       If the final share price of each underlying stock is greater than its respective initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock)

where,

leverage factor = 233%

share percent change = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock minus the initial share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share percent change	=	final share price –initial share price
initial share price

final share price = with respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of the valuation date,

initial share price =    with respect to each underlying stock, the closing price of one share of such underlying stock on the pricing date, as follows:

o    With respect to the Bank of America Stock, $32.84

o    With respect to the Humana Stock, $338.47

o    With respect to the Illinois Tool Works Stock, $172.62

and

adjustment factor = with respect to each underlying stock, 1.0, subject to change upon certain corporate events affecting such underlying stock.

• If the final share price of any underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to 80% of its respective initial share price, meaning that no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000

• If the final share price of any underlying stock is less than 80% of its respective initial share price, meaning that any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

($1,000 × share performance factor of the worst performing underlying stock) + $200 where,

share performance factor = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share performance factor	=	final share price
initial share price

You will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount.

Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

You can review the historical prices of Bank of America Stock, Humana Stock and Illinois Tool Works Stock for the period from January 1, 2016 through November 21, 2019 in the section of this pricing supplement entitled “Additional Information About the Buffered PLUS—Historical Information.” You cannot predict the future performance of Bank of America Stock, Humana Stock or Illinois Tool Works Stock based on their historical performance.

The Buffered PLUS may come to be based on the closing prices of the common stocks of companies other than Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc.	Following certain corporate events relating to the underlying stocks, such as a stock-for-stock merger where Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. Following certain other corporate events relating to Bank of America Stock, Humana Stock or Illinois Tool Works Stock, such as a merger event where holders of such underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc., as applicable, in lieu of, or in addition to, such underlying stock. In the event of such a corporate event, the equity-linked nature of the Buffered PLUS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Final Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your Buffered PLUS.

The adjustment factor may be changed	During the term of the Buffered PLUS, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying stocks,” “Final Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the Buffered PLUS is not equivalent to investing in Bank of America Stock, Humana Stock or Illinois Tool Works Stock. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. In addition, you do not have the right to exchange your Buffered PLUS for the underlying stocks at any time.

Postponement of maturity date	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Morgan Stanley & Co.	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as

LLC will be the calculation agent	MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial share prices, will determine the final share prices, the share percent changes or the share performance factors, what, if any, adjustments should be made to the adjustment factors to reflect certain corporate and other events affecting an underlying stock, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of Buffered PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-41.

No affiliation with Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc.	Bank of America Corporation, Humana Inc. and Illinois Tool Works Inc. are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the Buffered PLUS are obligations of ours and not of Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc.

Where you can find more information on the Buffered PLUS	The Buffered PLUS are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Buffered PLUS, you should read the section of this pricing supplement called “Final Terms.” You should also read the “Additional Information About the Buffered PLUS” section. You should also read about some of the risks involved in investing in Buffered PLUS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the Buffered PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Buffered PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Buffered PLUS.

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

The following hypothetical examples illustrate how to calculate the payment at maturity on the Buffered PLUS. The following examples are for illustrative purposes only. The actual initial share price for each underlying stock is set forth on the cover of this pricing supplement. Any payment at maturity on the Buffered PLUS is subject to our credit risk. The below examples are based on the following terms:

•	Issue Price per Buffered PLUS: $1,000

•	Leverage Factor: 233%

•	Initial Share Price:

➢	With respect to the Bank of America Stock: $30.00

➢	With respect to the Humana Stock: $320.00

➢	With respect to the Illinois Tool Works Stock: $170.00

•	Buffer Amount: 20%

•	Minimum Payment at Maturity: $200 per Buffered PLUS (20% of the Stated Principal Amount)

EXAMPLE 1: The final share price of each underlying stock is greater than its respective initial share price.

Final share price		Bank of America Stock: $36.00

Humana Stock: $480.00

Illinois Tool Works Stock: $272.00

Share percent change		Bank of America Stock: ($36.00 – $30.00) / $30.00 = 20% Humana Stock: ($480.00 – $320.00) / $320.00 = 50% Illinois Tool Works Stock: ($272.00 – $170.00) / $170.00 = 60%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock)

	=	$1,000 + ($1,000 × 233% × 20%)

	=	$1,466

In example 1, the final share price of each of the Bank of America Stock, Humana Stock and Illinois Tool Works Stock is greater than its respective initial share price. The Bank of America Stock has appreciated by 20%, the Humana Stock has appreciated by 50% and the Illinois Tool Works Stock has appreciated by 60%. Therefore, investors receive at maturity the stated principal amount plus 233% of the appreciation of the worst performing underlying stock, which is the Bank of America Stock in this example. Investors receive $1,466 per Buffered PLUS at maturity.

EXAMPLE 2: The final share price of one underlying stock is greater than its respective initial share price while the final share prices of the other underlying stocks are less than their respective initial share prices, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%.

Final share price		Bank of America Stock: $27.00

		Humana Stock: $272.00

		Illinois Tool Works Stock: $204.00

Share percent change		Bank of America Stock: ($27.00 – $30.00) / $30.00 = -10% Humana Stock: ($272.00 – $320.00) / $320.00 = -15% Illinois Tool Works Stock: ($204.00 – $170.00) / $170.00 = 20%

Payment at maturity	=	$1,000

In example 2, the final share price of the Illinois Tool Works Stock is greater than its respective initial share price, while the final share prices of the Bank of America Stock and the Humana Stock are less than their respective initial share prices. The Illinois Tool Works Stock has appreciated by 20%, the Bank of America Stock has depreciated by 10% and the Humana Stock has depreciated by 15%. No underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%. Therefore, investors receive at maturity the stated principal amount. Investors receive $1,000 per Buffered PLUS at maturity.

EXAMPLE 3: The final share prices of two underlying stocks are greater than their respective initial share prices while the final share price of the other underlying stock is less than 80% of its respective initial share price.

Final share price		Bank of America Stock: $18.00

Humana Stock: $352.00

Illinois Tool Works Stock: $178.50

Share percent change		Bank of America Stock: ($18.00 – $30.00) / $30.00 = -40% Humana Stock: ($352.00 – $320.00) / $320.00 = 10% Illinois Tool Works Stock: ($178.50 – $170.00) / $170.00 = 5%

Share performance factor		Bank of America Stock: $18.00 / $30.00 = 60% Humana Stock: $352.00 / $320.00 = 110% Illinois Tool Works Stock: $178.50 / $170.00 = 105%

Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock) + $200

	=	($1,000 × 60%) + $200

	=	$800

In example 3, the final share prices of the Humana Stock and the Illinois Tool Works Stock are greater than their respective initial share prices, while the final share price of the Bank of America Stock is less than 80% of its respective initial share price. While the Humana Stock has appreciated by 10% and the Illinois Tool Works Stock has appreciated by 5%, the Bank of America Stock has declined by 40%. Therefore, investors are exposed to the negative performance of the Bank of America Stock, which is the worst performing underlying stock in this example, beyond the buffer amount of 20%, and receive a payment at maturity of $800 per Buffered PLUS. In this example, investors are exposed to the negative performance of the worst performing underlying stock even though the other underlying stocks have appreciated in value by 10% and 5%, respectively, because the final share price of each underlying stock is not greater than or equal to 80% of its respective initial share price.

EXAMPLE 4: The final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%.

Final share price		Bank of America Stock: $28.50

		Humana Stock: $272.00

		Illinois Tool Works Stock: $153.00

Share percent change		Bank of America Stock: ($28.50 – $30.00) / $30.00 = -5% Humana Stock: ($272.00 – $320.00) / $320.00 = -15% Illinois Tool Works Stock: ($153.00 – $170.00) / $170.00 = -10%

Payment at maturity	=	$1,000

In example 4, the final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 20%. The Bank of America Stock has declined by 5%, the Humana Stock has declined by 15% and the Illinois Tool Works Stock has declined by 10%. Therefore, investors receive at maturity the stated principal amount. Investors receive $1,000 per Buffered PLUS at maturity.

EXAMPLE 5: The final share price of each underlying stock is less than 80% of its respective initial share price.

Final share price		Bank of America Stock: $15.00

Humana Stock: $128.00

Illinois Tool Works Stock: $51.00

Share percent change		Bank of America Stock: ($15.00 – $30.00) / $30.00 = -50% Humana Stock: ($128.00 – $320.00) / $320.00 = -60% Illinois Tool Works Stock: ($51.00 – $170.00) / $170.00 = -70%

Share performance factor		Bank of America Stock: $15.00 / $30.00 = 50% Humana Stock: $128.00 / $320.00 = 40% Illinois Tool Works Stock: $51.00 / $170.00 = 30%

Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock) + $200

	=	($1,000 × 30%) + $200

	=	$500

In example 5, the final share price of each of the Bank of America Stock, Humana Stock and Illinois Tool Works Stock is less than its respective initial share price by an amount greater than the buffer amount of 20%. The Bank of America Stock has declined by 50%, the Humana Stock has declined by 60% and the Illinois Tool Works Stock has declined by 70%. Therefore, investors are exposed to the negative performance of the Illinois Tool Works Stock, which is the worst performing underlying stock in this example, beyond the buffer amount of 20%, and receive a payment at maturity of $500 per Buffered PLUS.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in ANY underlying stock by an amount greater than the buffer amount of 20% will result in a loss, and potentially a significant loss, of your investment, even if the other underlying stocks have appreciated or have not declined as much. You could lose up to 80% of your investment.

RISK FACTORS

The Buffered PLUS are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the Buffered PLUS do not pay interest or guarantee the full return of principal at maturity. Investing in the Buffered PLUS is not equivalent to investing in Bank of America Stock, Humana Stock or Illinois Tool Works Stock. This section describes the most significant risks relating to the Buffered PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount	The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount. If the final share price of any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 20%, you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. See “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on PS–8.
You are exposed to the price risk of each of the underlying stocks	Your return on the Buffered PLUS it not linked to a basket consisting of the underlying stocks. Rather, it will be based upon the independent performance of each underlying stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each of the underlying stocks. The underlying stocks represent companies from different sectors, and it is therefore more likely that any underlying stock will perform poorly than if the underlying stocks were all from the same sector. Poor performance by any underlying stock over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stocks. If any underlying stock declines to below 80% of its respective initial share price as of the valuation date, you will lose some or a substantial portion of your investment, even if the other underlying stocks have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of each of the underlying stocks.
Because the Buffered PLUS are linked to the performance of the worst performing of the underlying stocks, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered PLUS were linked to just one of the underlying stocks	The risk that you will suffer a loss on your investment is greater if you invest in the Buffered PLUS as opposed to substantially similar securities that are linked to the performance of just one of the underlying stocks. With three underlying stocks, it is more likely that any underlying stock will decline to below 80% of its respective initial share price as of the valuation date than if the Buffered PLUS were linked to only one of the underlying stocks. Therefore it is more likely that you will suffer a loss on your investment.
The market price of the Buffered PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•          the market prices of the underlying stocks at any time;

• the volatility (frequency and magnitude of changes in price) of the underlying stocks;
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. and the price of Bank of America Stock, Humana Stock and Illinois Tool Works Stock, respectively;
• interest and yield rates in the market;
• the dividend rates on the underlying stocks, if any;
• the time remaining until the Buffered PLUS mature;
• the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factors; and
• any actual or anticipated changes in our credit ratings or credit spreads.

The prices of the underlying stocks may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity. For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount of $1,000 per Buffered PLUS if the closing price(s) of one or more of the underlying stocks at the time of sale are near or below their respective closing prices on the pricing date, or if market interest rates rise. You cannot predict the future performance of the underlying stocks based on their historical performance. There can be no assurance that the final share price of each underlying stock will be equal to or greater than 80% of its respective initial share price such that you will not suffer a loss on your initial investment in the Buffered PLUS. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS	You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The amount payable on the Buffered PLUS is not linked to the prices of the underlying stocks at any time other than the valuation date	The final share price of each underlying stock will be the closing price of such underlying stock on the valuation date. Even if the price of each underlying stock appreciates prior to the valuation date but the price of any underlying index then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the prices of the underlying stocks prior to such drop. Although the actual prices of the underlying stocks on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than their respective final share prices, the payment at maturity will be based solely on the closing prices of the underlying stocks on the valuation date.
We are not affiliated with Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc.	Bank of America Corporation, Humana Inc. and Illinois Tool Works Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Bank of America Corporation, Humana Inc. and Illinois Tool Works Inc. have no obligation to consider your interests as an investor in the Buffered PLUS in taking any corporate actions that might affect the value of your Buffered PLUS. None of the money you pay for the Buffered PLUS will go to Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc.
We may engage in business with or involving Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. without regard to your interests	We or our affiliates may presently or from time to time engage in business with Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. without regard to your interests, including extending loans to, or making equity investments in, Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. or its affiliates or subsidiaries or providing advisory services to Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Bank of America Stock, Humana Stock or Illinois Tool Works Stock. These research reports may or may not recommend that investors buy or hold the underlying stock(s).
Investing in the Buffered PLUS is not equivalent to investing in Bank of America Stock, Humana Stock or Illinois Tool Works Stock	Investing in the Buffered PLUS is not equivalent to investing in in Bank of America Stock, Humana Stock or Illinois Tool Works Stock. As an investor in the Buffered PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the underlying stocks. As a result, any return on the Buffered PLUS will not reflect the return you would realize if you actually owned shares of the underlying stocks and received the dividends paid or distributions made on them.
The Buffered PLUS may come to be based on the closing prices of the common stocks of companies other than Bank of America Corporation, Humana Inc.	Following certain corporate events relating to Bank of America Stock, Humana Stock or Illinois Tool Works Stock, such as a merger event where holders of an underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc., as applicable, in lieu of, or in addition to, Bank of America Stock, Humana Stock or Illinois Tool Works

or Illinois Tool Works Inc.

Stock.  Following certain other corporate events, such as a stock-for-stock merger where Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc. is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Bank of America Corporation, Humana Inc. or Illinois Tool Works Inc., as applicable.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Final Terms—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Buffered PLUS.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS may be influenced by many unpredictable factors” above.
The antidilution adjustments the calculation agent is required to make do not cover every corporate	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying stocks, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the underlying stocks. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stocks. In event that could affect the underlying stocks

addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the underlying stocks by the amount of such dividends.  If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the Buffered PLUS and your return on the Buffered PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Buffered PLUS.  For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the the final share price of any underlying stock to be less than its 80% of its respective initial share price (resulting in a loss of some or up to 80% of your investment in the Buffered PLUS), materially and adversely affecting your return.

The Buffered PLUS will not be listed and secondary trading may be limited	The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS	As calculation agent, MS & Co. has determined the initial share prices, will determine the final share prices, including whether any underlying stock has decreased to below 80% of its respective initial share price, whether a market disruption event has occurred or any antidilution adjustment is required, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share prices. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Final Terms—Initial Share Price,” “—Final Share Price,” “—Valuation Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS	One or more of our affiliates have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying stocks), including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  Some of our affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to pricing date could have increased the initial share price of any underlying stock and, therefore, could have increased the price at or above which such underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS (depending also on the performance of the other underlying stocks).  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of any underlying stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying stocks).

The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FINAL TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Buffered PLUS” refers to each Stated Principal Amount of the Buffered PLUS due May 26, 2021 Based on the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Humana Inc. and the Common Stock of Illinois Tool Works Inc. We refer to the Common Stock of Bank of America Corporation as the Bank of America Stock, the Common Stock of Humana Inc. as the Humana Stock and the Common Stock of Illinois Tool Works Inc. as the Illinois Tool Works Stock, and we refer to the Bank of America Stock, the Humana Stock and the Illinois Tool Works Stock collectively as the “Underlying Stocks.”

Aggregate Principal Amount	$3,000,000

Pricing Date	November 21, 2019

Original Issue Date (Settlement Date)	November 26, 2019 (3 Business Days after the Pricing Date)

Maturity Date	May 26, 2021, provided that, if due to non-Trading Days, a Market Disruption Event or otherwise, the Final Share Price with respect to any Underlying Stock is determined on a date that is less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the date on which the Final Share Price of such Underlying Stock has been determined. See “—Valuation Date” below.

Issue Price	$1,000 per Buffered PLUS

Stated Principal Amount	$1,000 per Buffered PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61769HS48

ISIN Number	US61769HS482

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Buffered PLUS an amount in cash equal to:

(i)	if the Final Share Price of each Underlying Stock is greater than its respective Initial Share Price,

$1,000 + ($1,000 × Leverage Factor × Share Percent Change of the Worst Performing Underlying Stock); or

(ii)	If the Final Share Price of any Underlying Stock is less than or equal to its respective Initial Share Price but the Final Share Price of each Underlying Stock is greater than or equal to 80% of its respective Initial Share Price, meaning that no Underlying Stock has decreased from its Initial Share Price by an amount greater than the Buffer Amount of 20%,

$1,000; or

(iii)	If the Final Share Price of any Underlying Stock is less than 80% of its respective Initial Share Price, meaning that any Underlying Stock has decreased from its respective Initial

Share Price by an amount greater than the Buffer Amount of 20%,

($1,000 × Share Performance Factor of the Worst Performing Underlying Stock) + $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See Additional Information About the Buffered PLUS“—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	233%

Buffer Amount	20%. As a result of the Buffer Amount of 20%, the price at or above which each of the Underlying Stocks must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows:

With respect to the Bank of America Stock, $26.272, which is 80% of its Initial Share Price.

With respect to the Humana Stock, $270.776, which is 80% of its Initial Share Price.

With respect to the Illinois Tool Works Stock, $138.096, which is 80% of its Initial Share Price.

Minimum Payment at Maturity	$200 per Buffered PLUS (20% of the Stated Principal Amount)

Worst Performing Underlying Stock	The Underlying Stock with the lowest Share Percent Change.

Share Percent Change	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock minus the Initial Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	With respect to the Bank of America Stock, $32.84, which is equal to the Closing Price for one share of Bank of America Stock on the Pricing Date

With respect to the Humana Stock, $338.47, which is equal to the Closing Price for one share of Humana Stock on the Pricing Date.

With respect to the Illinois Tool Works Stock, $172.62, which is equal to the Closing Price for one share of Illinois Tool Works Stock on the Pricing Date.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of an Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed,

(ii)	if such Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if such Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price for such affected Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock times the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	With respect to each Underlying Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Valuation Date	May 21, 2021. If, however, the scheduled Valuation Date is not a Trading Day, the Valuation Date will be postponed to the next Trading Day.

If the scheduled Valuation Date is not a trading day with respect to any Underlying Stock or if there is a market disruption event on such day with respect to any Underlying Stock, the Valuation Date for such Underlying Stock shall be the next succeeding trading day with respect to such Underlying Stock on which there is no market disruption event with respect to such Underlying Stock; provided that if a market disruption event with respect to an Underlying Stock has occurred on each of the five consecutive trading days immediately succeeding such scheduled Valuation Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Valuation Date for that disrupted Underlying Stock notwithstanding the occurrence of a market disruption event with respect to such Underlying Stock on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs with respect to such Underlying Stock, the Calculation Agent shall determine the final share price of such Underlying Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price of such Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	With respect to each Underlying Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Prices, the Final Share Prices, the Share Performance Factors, the Share Percent Changes, the Payment at Maturity, whether to make any adjustments to the Adjustment Factors or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Underlying Stock:

(i) the occurrence or existence of any of:

(a)        a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)       a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)        the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to that Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on such Underlying Stock shall not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor with respect to an Underlying Stock will be adjusted as follows:

1.       If such Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the

Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

2.       If such Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or (ii) to a distribution of such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock (the relevant “Underlying Stock Issuer”) then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor.

3.       If the applicable Underlying Stock Issuer issues rights or warrants to all holders of such Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share less than the Closing Price of that Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Buffered PLUS, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.       There will be no required adjustments to the Adjustment Factors to reflect cash dividends or other distributions paid with respect to an Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to an Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to an Underlying Stock, the Adjustment Factor with respect to such Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on such Underlying Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.       With respect to one or more of the Underlying Stocks, any of the following shall constitute a “Reorganization Event”: (i) such Underlying Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the applicable Underlying Stock Issuer, (ii) the applicable Underlying Stock Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the applicable Underlying Stock Issuer completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the applicable Underlying Stock Issuer is liquidated, (v) the applicable Underlying Stock Issuer issues to all of its shareholders equity securities of an issuer other than the applicable Underlying Stock Issuer, respectively (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) such Underlying Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of such Underlying Stcok receive any equity security listed on a national securities exchange or traded on Nasdaq (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Buffered PLUS following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) and any required adjustment to the applicable Adjustment Factor will be determined in accordance with the following:

(a)       if such Underlying Stock continues to be outstanding, such Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)       for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Underlying Stock, the number of shares of the New Stock received with respect to one share of that Underlying Stock multiplied by the Adjustment Factor for such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)       if the combined value of the amount of Non-Stock Exchange Property received per share of such Underlying Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of that Underlying Stock is less than 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Underlying Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Underlying Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of such Underlying Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)       if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if such Underlying Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the Russell 3000® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the applicable Underlying Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Buffered PLUS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the Russell 3000® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the applicable Underlying Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the applicable Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Buffered PLUS will be the sum of:

(x)       if applicable, the Closing Price of such Underlying Stock times the Adjustment Factor then in effect; and

(y)       if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z)       if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to the applicable “Underlying Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to the applicable “Underlying Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of such Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket

Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustments to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to any Adjustment Factor or method of calculating any Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price of an Underlying Stock, including, without limitation, a partial tender or exchange offer for an Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the amount payable at maturity of the Buffered PLUS made pursuant to paragraph 5 above, upon written request by any investor in the Buffered PLUS.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Buffered PLUS will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Buffered PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Buffered PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Buffered PLUS. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Buffered PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Buffered PLUS, which we describe below, the holders of the Buffered PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Buffered PLUS is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Buffered PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE BUFFERED PLUS

Interest Rate	None

Book Entry Note or Certificated Note	Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Bank of America Stock; Public Information	Bank of America Corporation is a bank holding company and a financial holding company. Bank of America Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Bank of America Corporation pursuant to the Exchange Act can be located by reference to Commission file number 001-11605. In addition, information regarding Bank of America Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS referenced hereby and does not relate to Bank of America Stock or other securities of Bank of America Corporation We have derived all disclosures contained in this pricing supplement regarding Bank of America Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America Corporation in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Bank of America

Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Bank of America Stock (and therefore the price of Bank of America Stock at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Bank of America Corporation could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Bank of America Stock.

We and/or our affiliates may presently or from time to time engage in business with Bank of America Corporation, including extending loans to, or making equity investments in, Bank of America Corporation or providing advisory services to Bank of America Corporation, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Bank of America Corporation, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Bank of America Corporation, and the reports may or may not recommend that investors buy or hold Bank of America Stock. As a purchaser of the Buffered PLUS, you should undertake an independent investigation of Bank of America Corporation as in your judgment is appropriate to make an informed decision with respect to an investment linked to Bank of America Stock.

Humana Stock; Public Information	Humana Inc. is a health and well-being company. Humana Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Humana Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-05975. In addition, information regarding Humana Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS referenced hereby and does not relate to Humana Stock or other securities of Humana Inc. We have derived all disclosures contained in this pricing supplement regarding Humana Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Humana Inc. in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Humana Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Humana Stock (and therefore the price of Humana Stock at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Humana Inc. could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Humana Stock.

We and/or our affiliates may presently or from time to time engage in business with Humana Inc., including extending loans to, or making equity investments in, Humana Inc. or providing advisory services to Humana Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Humana Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Humana Inc., and the reports may or may not recommend that investors buy or hold Humana Stock. As a purchaser of the Buffered PLUS, you should undertake an independent investigation of Humana Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to Humana Stock.

Illinois Tool Works Stock; Public Information	Illinois Tool Works Inc. is a manufacturer of a diversified range of industrial products and equipment. Illinois Tool Works Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Illinois Tool Works Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-04797. In addition, information regarding Illinois Tool Works Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS referenced hereby and does not relate to Illinois Tool Works Stock or other securities of Illinois Tool Works Inc. We have derived all disclosures contained in this pricing supplement regarding Illinois Tool Works Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Illinois Tool Works Inc. in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Illinois Tool Works Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Illinois Tool Works Stock (and therefore the price of Illinois Tool Works Stock at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Illinois Tool Works Inc. could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Illinois Tool Works Stock.

We and/or our affiliates may presently or from time to time engage in business with Illinois Tool Works Inc., including extending loans to, or making equity investments in, Illinois Tool Works Inc. or providing advisory services to Illinois Tool Works Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Illinois Tool Works Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Illinois Tool Works Inc., and the reports may or may not recommend that investors buy or hold Illinois Tool Works Stock. As a purchaser of the Buffered PLUS, you should undertake an independent investigation of Illinois Tool Works Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to Illinois Tool Works Stock.

Historical Information	The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Bank of America Stock, Humana Stock and Illinois Tool Works Stock for each quarter in the period from January 1, 2016 through November 21, 2019. The graphs following each Underlying

Stock’s historical table set forth the historical performance of the respective Underlying Stock for the same period. On November 21, 2019, the Closing Price for the Bank of America Stock was $32.84, the Closing Price for the Humana Stock was $338.47 and the Closing Price for the Illinois Tool Works Stock was $172.62. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Underlying Stocks on the Valuation Date. The price of the Worst Performing Underlying Stock may decrease below 80% of its respective Initial Share Price so that you will receive a Payment at Maturity that is less than the stated principal amount of the Buffered PLUS.

If the Final Share Price of any Underlying Stock is less than 80% of its respective Initial Share Price, you will lose some, and up to 80%, of your investment.

Bank of America Corporation

Historical High, Low and Period End Closing Prices

January 1, 2016 through November 21, 2019

	High ($)	Low ($)	Period End ($)
2016
First Quarter	16.43	11.16	13.52
Second Quarter	15.11	12.18	13.27
Third Quarter	16.19	12.74	15.65
Fourth Quarter	23.16	15.63	22.10
2017
First Quarter	25.50	22.05	23.59
Second Quarter	24.32	22.23	24.26
Third Quarter	25.45	22.89	25.34
Fourth Quarter	29.88	25.45	29.52
2018
First Quarter	32.84	29.17	29.99
Second Quarter	31.22	28.19	28.19
Third Quarter	31.80	27.78	29.46
Fourth Quarter	30.43	22.73	24.64
2019
First Quarter	29.82	24.56	27.59
Second Quarter	30.77	26.60	29.00
Third Quarter	30.89	26.25	29.17
Fourth Quarter (through November 21, 2019)	33.26	27.63	32.84

The following graph shows the daily Closing Prices of Bank of America Stock from January 1, 2014 through November 21, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Bank of America Stock

January 1, 2014 through November 21, 2019

Humana Inc.

Historical High, Low and Period End Closing Prices

January 1, 2016 through November 21, 2019

	High ($)	Low ($)	Period End ($)
2016
First Quarter	186.91	156.96	182.95
Second Quarter	190.07	165.23	179.88
Third Quarter	180.86	153.38	176.89
Fourth Quarter	216.76	165.31	204.03
2017
First Quarter	219.25	195.24	206.14
Second Quarter	240.62	209.77	240.62
Third Quarter	258.75	230.77	243.63
Fourth Quarter	260.86	233.28	248.07
2018
First Quarter	291.23	251.28	268.83
Second Quarter	306.95	273.25	297.63
Third Quarter	340.61	298.80	338.52
Fourth Quarter	353.98	273.36	286.48
2019
First Quarter	310.30	262.61	266.00
Second Quarter	276.48	232.89	265.30
Third Quarter	304.87	255.67	255.67
Fourth Quarter (through November 21, 2019)	338.47	253.17	338.47

The following graph shows the daily Closing Prices of Humana Stock from January 1, 2014 through November 21, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Humana Stock

January 1, 2014 through November 21, 2019

Illinois Tool Works Inc.

Historical High, Low and Period End Closing Prices

January 1, 2016 through November 21, 2019

	High ($)	Low ($)	Period End ($)
2016
First Quarter	102.63	81.05	102.44
Second Quarter	109.39	98.70	104.16
Third Quarter	121.12	103.91	119.84
Fourth Quarter	127.93	111.84	122.46
2017
First Quarter	135.50	121.61	132.47
Second Quarter	150.18	130.17	143.25
Third Quarter	148.00	135.60	147.96
Fourth Quarter	169.25	149.79	166.85
2018
First Quarter	178.88	153.86	156.66
Second Quarter	159.40	138.54	138.54
Third Quarter	148.44	135.14	141.12
Fourth Quarter	144.71	118.95	126.69
2019
First Quarter	146.47	123.45	143.53
Second Quarter	158.33	139.64	150.81
Third Quarter	159.85	145.00	156.49
Fourth Quarter (through November 21, 2019)	177.55	146.40	172.62

The following graph shows the daily Closing Prices of Illinois Tool Works Stock from January 1, 2014 through November 21, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Illinois Tool Works Stock

January 1, 2014 through November 21, 2019

Use of Proceeds and Hedging	The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the Underlying Stocks or in options contracts on the Underlying Stocks that are listed on major securities markets. Such purchase activity could have increased the Initial Share Price of any Underlying Stock, and therefore could have increased the price at or above which such Underlying Stock must close so that you do not suffer a loss on your initial investment in the Buffered PLUS (depending also on the performance of the other Underlying Stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS by purchasing and selling the Underlying Stocks, futures or options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of any Underlying Stock and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity (depending also on the performance of the other Underlying Stocks).

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS. Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS for its own account. The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market after the offering. A naked short position in the Buffered PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Buffered PLUS in the open market to stabilize the price of the Buffered PLUS. Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market prices or prevent or retard a decline in the market price of the Buffered PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Buffered PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Buffered PLUS:

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Buffered PLUS	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in these Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Buffered PLUS. This discussion applies only to investors in the Buffered PLUS who:

•	purchase the Buffered PLUS in the original offering; and

•	hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Buffered PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Buffered PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Buffered PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Buffered PLUS to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Buffered PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Buffered PLUS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Buffered PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments of the Buffered PLUS). Unless otherwise stated, the following discussion is based on the treatment of the Buffered PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Buffered PLUS

Assuming the treatment of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS. Upon a sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Buffered PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Buffered PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Buffered PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Buffered PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Buffered PLUS and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS

In general. Assuming the treatment of the Buffered PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Buffered PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding a Buffered PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Buffered PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Buffered PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Buffered PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Buffered PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Buffered PLUS were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Buffered PLUS. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Buffered PLUS, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Buffered PLUS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk

& Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Buffered PLUS.